Exhibit 99.1

Gray Television Completes Public Offering of Common Stock

Atlanta, Georgia — December 6, 2017… Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN and GTN.A) announced today that it has completed its previously announced and priced underwritten public offering of shares of its common stock at a price to the public of $14.50 per share. Gray issued a total of 17.25 million shares of common stock in the offering, which included 2.25 million shares issued pursuant to the full exercise of the underwriters’ over-allotment option. After giving effect to the offering, Gray had 83,253,588 shares of common stock, and 6,598,377 shares of Class A common stock, issued and outstanding.

The gross proceeds from the offering were approximately $250.1 million excluding underwriting discounts, commissions and transaction expenses. We placed the net proceeds from the offering in our corporate treasury for general corporate purposes, and such net proceeds may be used from time to time for, among other things, repayment of outstanding debt, capital expenditures, the financing of possible future business expansions and acquisitions, increasing our working capital and the financing of ongoing operating expenses and overhead.

Wells Fargo Securities served as the Sole Book-Running Manager and representative of the underwriters for the offering. BofA Merrill Lynch and Deutsche Bank Securities served as Senior Co-Managers for the offering, and Stephens Inc., Barrington Research, Benchmark, G.research, LLC and Noble Capital Markets served as Co-Managers for the offering.

About Gray

Gray owns and/or operates over 100 television stations across 57 television markets that collectively broadcast over 200 program streams including over 100 channels affiliated with the CBS Network, the NBC Network, the ABC Network and the FOX Network. Our portfolio includes the number-one and/or number-two ranked television station operations in essentially all of our markets, which collectively cover approximately 10.4 percent of total United States television households. For further information, please visit www.gray.tv.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These “forward-looking statements” are statements other than statements of historical fact, and may relate to, among other things, statements regarding our current expectations and beliefs as to the uses of proceeds from the offering, other future events, and other risks detailed in the prospectus supplement and accompanying prospectus related to the offering and the shelf registration statement. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. All information set forth in this release is as of the date hereof. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2016 and may be contained in reports subsequently filed with the SEC and available at the SEC’s website at www.sec.gov.

4370 Peachtree Road, NE, Atlanta, GA 30319 | P 404.504.9828 F 404.261.9607 | www.gray.tv

Gray Contacts

Web site: www.gray.tv

Jim Ryan, Executive Vice President and Chief Financial Officer, 404-504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, 404-504-9828